                                                                   EXHIBIT 10.39

                               RESOUND CORPORATION

                          CONTRACT CONSULTING AGREEMENT


        This Agreement, commencing as of January 1, 1999, between Rodney Perkins, M.D. and ReSound Corporation, a California corporation, respectively referred to hereinafter as "Consultant" and "Company", is for the purpose of expressing the mutual obligations of Consultant and Company as follows:

1. Consultant agrees to perform the duties set forth in Section 2 below for a period commencing January 1, 1999 and terminating no later than December 31, 1999, and will be compensated for said services at the rate of $4,000.00 per month by Company.

2.      Consultant's duties:

        o Product development relating to non-implantable acoustic hearing devices (as defined in Section 6 below); and

        o Marketing and financial consulting relating to non-implantable acoustic hearing devices

3. Timing of payment will be within thirty (30) days from time of submission of an invoice unless otherwise agreed upon, but in no case will exceed forty-five (45) days after termination of this Agreement.

4. Either the Company or the Consultant may terminate this Agreement at any time by giving of written notice of such intention to terminate to the other party. The expiration or termination of this Agreement shall not terminate the obligation of the Consultant specified hereinafter.

5. Consultant agrees not to disclose, publish or reveal to any other party whatsoever any trade secrets, techniques, inventions, discoveries, technology or processes which relate to the practices and businesses of the Company (collectively, the "Information") and to treat all such Information as secret and confidential, both during the duration of this Agreement and after its termination. Consultant further agrees not to make use of, either directly or indirectly, any of the Information which Consultant receives from the Company other than with the specific prior written authorization of an authorized officer of the Company.

6. a) All concepts, designs, design analyses, inventions, improvements, trade secrets and other proprietary information created in whole or in part by Consultant during the term of this Agreement which relate solely to non-implantable acoustic hearing devices shall be the sole property of the Company. Consultant agrees to promptly and fully disclose in writing all such concepts, designs, design analyses, inventions, improvements, trade secrets and other proprietary property relating solely to non-implantable acoustic hearing devices to the Company and to execute patent applications relating to such inventions and assignments of the entire interest therein to the Company as requested, whether or not within the term of this Agreement.

        b) All concepts, designs, design analyses, inventions, improvements, trade secrets and other proprietary information created in whole or in part by Consultant during the term of this Agreement which relate to implantable acoustic hearing devices shall, as between the parties hereto, remain the sole property of the Consultant.

7. All notes and records and copies there of made or maintained by Consultant relating to this performance of this Agreement are the property of Company and will be delivered to Company upon termination of this Agreement.

8. Consultant agrees to indemnify Company against any losses or expenses sustained by Company, including reasonable attorney's fees, by reason of the breach of Consultant of any term of this Agreement.

9. Nothing contained in this Agreement shall be construed to constitute a partnership, joint venture, agency or employment relationship between the Company and Consultant, it being understood that Consultant shall at all times remain an independent contractor, and that the Company shall in no event be liable for the debts, liabilities or other obligations of the Consultant. Consultant shall have no authority to bind or otherwise obligate the Company to any contract or agreement and Consultant agrees that he will not represent to third parties that he has the authority to do so.

10. The rights and obligations of the parties under this Agreement shall be binding upon, and insure to the benefit of, their respective successors and assigns:

RESOUND CORPORATION                                CONSULTANT


         /s/ Russell D. Hays                     /s/ Dr. Rodney Perkins
-------------------------------------       -------------------------------
President and Chief Executive Officer